ANNUAL MEETING OF SHAREHOLDERS

Proxy Voting Results
The Annual Meeting of Shareholders of the Fund was held on December 3,
1999. Shareholders of the Fund voted on the election of four directors to the Board, the ratification of the selection of KPMG LLP as independent auditor of the Fund and a proposal submitted by a shareholder (and opposed by the Board of Directors) requesting that the Fund invest in equity securities as well as fixed income securities. The results of the proposals voted on by shareholders of the Fund were as follows:

Election of four Directors to the Board.

	Nominees of the Fund's				     Total
Board of Directors	    For		Withheld	Shares Voted

Kent E. Barrett	3,636,091	 106,530	  3,742,621
Judge Gustavo E.
Gonzales, Jr.		3,634,246	 108,375	  3,742,621
Alice T. Kane		3,636,341	 106,280	  3,742,621
Dr. F. Robert Paulsen	3,634,163	 108,458	  3,742,621

Nominees of the 	 				    Total
Ernest Horejsi Trust No. 1B   For	Withheld	Shares Voted

Stewart R. Horejsi	520,582  	18,818	   	539,400
John S. Horejsi	520,582  	18,818	   	539,400
Richard I. Barr	520,782  	19,018             539,800
James G. Duff		520,782  	19,018             539,800

The four nominees elected to the Board were Kent E. Barrett, Judge Gustavo
E. Gonzales, Jr., Alice T. Kane and Dr. F. Robert Paulsen. The nominees of Ernest Horejsi Trust No. 1B were not elected to the Board. Those directors whose current term of office did not expire in 1999 are: Dr. Judith L. Craven, Dr. Timothy J. Ebner, Dr. Norman Hackerman, Dr. John Wm. Lancaster, Ben
H. Love and Dr. John E. Maupin, Jr.

Ratify the selection of KPMG LLP as independent auditor of the Fund for the fiscal year ending June 30, 2000.

    For		Against	Abstain	Total Shares Voted
4,141,978	43,752		96,690	 	      4,282,420

Proposal submitted by Ernest Horejsi Trust No. 1B requesting that the Board of Directors take proper actions that result in the Fund investing in equity securities as well as fixed income securities.

    For		  Against	Abstain	Total Shares Voted
528,483	3,750,519	 2,661 		       4,281,663